Exhibit 6.6

409A Amendment

to

The Lyons National Bank

Director Fee Continuation Agreement for

David J. Breen, Jr.

The Lyons National Bank (“Bank”) and David J. Breen, Jr. (“Director”) originally entered into The Lyons National Bank Director Fee Continuation Agreement (“Agreement”) on September 26, 2001. Pursuant to Subparagraph XIII (C) of the Agreement, the Bank and the Director hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph IV (A), “Retirement Date”, shall be deleted in its entirety and replaced with the following Subparagraph IV (A):

Retirement Date:

If the Director continuously serves the Bank, the Director shall retire from active service with the Bank on the later of the December 31st nearest the Director’s seventieth (70th) birthday or such other date as the Director may actually retire.

2.	Subparagraph IV (C), “Early Retirement”, shall be amended to delete the words “unless waived by the Board of the Bank” from the first sentence; and to delete the second sentence in its entirety and to replace it with the following sentence:

Upon early retirement, the Director shall receive the benefits set forth in Section V in the same form and with the same timing, commencing thirty (30) days following said early retirement and, if the Director chooses Option A in Section V, the benefit shall be based upon the Director’s average final three (3) years fees at the early retirement and the vesting schedule set forth in Section VIII.

3.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (D) under Section IV, as follows:

Separation from Service:

Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Director’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).

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4.	Section V, “Retirement Benefit and Post-Retirement Death Benefit”, shall be amended to delete the words “either, at the discretion of the Bank” and “or make the total amount of said payments due in a lump sum reduced to present value as set forth in Subparagraph XIII (K) to said beneficiary(ies)” from the second sentence of Subparagraph (A).

5.	Section IX, “Other Termination of Employment”, shall be amended to delete the words “retirement from active service, as provided in Paragraph IV” from the first sentence of the first paragraph and to replace them with the words “the Director meeting the age and years of service requirements as set forth in Subparagraph IV (C) above”; to delete the words “at the sole discretion of the Bank” and “or at the Director’s Retirement Date (Paragraph IV)” from the first sentence of the first paragraph; and to delete the words “either, at the discretion of the Bank” and “or make the total amount of said payments due in a lump sum reduced to present value as set forth in Subparagraph XIII (K) to said beneficiary(ies)” from the first sentence of the last paragraph.

6.	Subparagraph X (A), “Deferral Election”, shall be deleted in its entirety and replaced with the following Subparagraph X (A):

Deferral Election:

Any Director wishing to “defer any portion or all of the Director’s fees may elect to defer up to one hundred percent (100%) of said fees. The Director will make the election to defer by filing with the Bank a written statement setting forth the amount of the deferrals. This statement must be filed prior to having earned the income.

(i)	Deferral Elections - In General:

In any Plan Year during which Director defers compensation (as defined herein), Director shall file a Deferral Election Form for any compensation deferred. Such form shall be filed with the Plan Administrator no later than the close of the Director’s taxable year next preceding the service year, and such election and is effective only to defer compensation that has not yet been earned by the Director at the time of the election.

A deferral election submitted for a particular year may continue to be valid for succeeding years until changed or modified. Deferral elections, once made, however, are irrevocable as of the last permissible date on which such deferral elections may be made.

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(ii)	Initial Deferral Election(s):

Upon notification of eligibility in this Agreement during the initial Plan Year, and if Director elects to defer compensation, Director shall deliver to the Plan Administrator:

(a)	a Deferral Election Form, signed and dated;

(b)	a Beneficiary Form, signed and dated.

Director shall deliver such forms to the Plan Administrator within thirty (30) days of notification of eligibility, and shall set forth on the forms the amount of compensation to be deferred.

(iii)	Subsequent Changes to Time and Form of Payment:

The Bank may permit a subsequent change to form and timing of payments (a “subsequent deferral election”). Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and
(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

7.	Subparagraph X (C), “Retirement, Termination of Service or Death”, shall be amended to insert the word “equal” after the word “(5)” in the first sentence.

8.	Section XI, “Change of Control”, shall be deleted in its entirety and replaced with the following Section XI:

CHANGE IN CONTROL

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation. In the event there is a Change in Control as defined above, the Director shall immediately receive the value of the Director’s accrued liability account in a lump sum. The Director shall be one hundred percent (100%) vested in said benefits, and said benefits shall begin without regard to the Director’s Retirement Date (Section IV).

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9.	A new Subparagraph XIII (N) shall be added as follows:

Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

10.	A new Subparagraph XIII (O) shall be added as follows:

Certain Accelerated Payments:

The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Director of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

Therefore, the foregoing changes are agreed to.

/s/ Robert A. Schick		/s/ David J. Breen Jr.
For the Bank		David J. Breen, Jr.

Date	7/22/08	Date	7-22-08

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SCHEDULE TO EXHIBIT 6.6 FORM OF

409A AMENDMENT TO THE DIRECTOR FEE CONTINUATION AGREEMENT BY

AND AMONG THE LYONS NATIONAL BANK AND NON-EMPLOYEE DIRECTORS

The 409A Amendment to the Director Fee Continuation Agreement filed as Exhibit 6.6 is substantially identical in all material respects to the 409A Amendment to the Director Fee Continuation Agreements which have been entered into by the Lyons National Bank and the following non-employee directors:

David J. Breen, Jr.

Joseph Fragnoli

Andrew F. Fredericksen

Dale H. Hemminger

James A. Homburger

Bradley A. Person

James E. Santelli

John J. Werner, Jr.